Exhibit 99.1

Convergys News Release

Convergys to Sell its Stake in the “Cellular Partnerships” to AT&T for $320 Million

(Cincinnati & Dallas; June 2, 2011) — Convergys Corporation (NYSE: CVG), a global leader in relationship management, announced today it will sell its holdings in the “cellular partnerships” located in the Cincinnati metropolitan area to AT&T* for approximately $320 million in cash.

As a result of its spin-off from Cincinnati Bell Inc. (NYSE: CBB) in 1998, Convergys received a 34% limited partnership interest in Cincinnati SMSA and a 45% limited partnership interest in Cincinnati SMSA Tower Holdings. Together, these two properties are referred to as the “cellular partnerships.”

Convergys expects the sale to generate net after-tax proceeds of approximately $250 million. Convergys will update full-year guidance to reflect cellular partnership-related impacts on EBITDA, EPS, and free cash flow after the sale closes. AT&T expects that any impact on its earnings and cash flows from the purchase of Convergys’ minority stake in these operations will be insignificant.

“The sale of this non-core asset further simplifies our business, strengthens our balance sheet, and gives our investors a clear view to the operating performance of our businesses,” said Jeff Fox, president and CEO of Convergys.

AT&T is the general partner, managing all the cellular partnerships’ business on a day-to-day basis. Convergys does not take part in this management.

Cincinnati SMSA provides wireless communications in central and southwestern Ohio and northern Kentucky, while Cincinnati SMSA Tower Holdings is a cellular tower holding company for Cincinnati SMSA.

“Financially and operationally, it makes sense for AT&T to purchase Convergys’ minority stake in our Cincinnati wireless operations,” said Larry Evans, vice president and general manager of AT&T Ohio and Western Pennsylvania. “We remain committed to providing a great experience to all our wireless customers in the Cincinnati area and throughout Ohio and Kentucky.”

Since AT&T is merely acquiring the remaining minority interest in partnerships it already controls, regulatory approvals are not required, and the companies expect the sale to close in early July, 2011.

Convergys Forward-Looking Statements Disclosure and “Safe Harbor” Note:

This news release contains statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. In some cases, one can identify forward-looking statements by terminology such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance,” “outlook,” “plan,” “lead,” “project” or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) the failure to consummate the closing of the sale of the cellular partnerships to AT&T; (ii) the loss of a significant client or significant business from a client; (iii) the future financial performance of major industries that we serve; (iv) our inability to protect personally identifiable data against unauthorized access or unintended release; (v) our inability to maintain and upgrade our technology and network equipment in a timely manner; (vi) international business and political risks, including economic weakness and operational disruption as a result of natural events, political unrest, war, terrorist attacks or other civil disruption; and (vii) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement and we assume no duty to update this information. Our filings and other important information are also available on the investor relations page of our web site at www.convergys.com

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to marquee clients all over the world.

Convergys has approximately 70,000 employees in 68 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, Africa, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

Follow Convergys on Twitter and Facebook

Receive our news releases by EMAIL or http://url4t.com/car

Investor Contact:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

Media Contact:

John Pratt, Public Relations

+1 513 723 3333 or john.pratt@convergys.com

* AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc.

About AT&T

AT&T Inc. (NYSE: T) is a premier communications holding company. Its subsidiaries and affiliates – AT&T operating companies – are the providers of AT&T services in the United States and around the world. With a powerful array of network resources that includes the nation’s fastest mobile broadband network, AT&T is a leading provider of wireless, Wi-Fi, high speed Internet, voice, and cloud-based services. A leader in mobile broadband and emerging 4G capabilities, AT&T also offers the best wireless coverage worldwide of any U.S. carrier, offering the most wireless phones that work in the most countries. It also offers advanced TV services under the AT&T U-verse® and AT&T | DIRECTV brands. The company’s suite of IP-based business communications services is one of the most advanced in the world. In domestic markets, AT&T Advertising Solutions and AT&T Interactive are known for their leadership in local search and advertising.

Additional information about AT&T Inc. and the products and services provided by AT&T subsidiaries and affiliates is available at http://www.att.com. This AT&T news release and other announcements are available at http://www.att.com/newsroom and as part of an RSS feed at www.att.com/rss. Or follow our news on Twitter at @ATT.

© 2011 AT&T Intellectual Property. All rights reserved. Mobile broadband not available in all areas. AT&T, the AT&T logo, and all other marks contained herein are trademarks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

AT&T Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

AT&T Media Contact

McCall Butler for AT&T Corporate Communications

(917) 209-5792 or mbutler@attnews.us

##